Exhibit 5.1

LKP GLOBAL LAW, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

Telephone (424) 239-1890

Facsimile (424) 239-1882

October 22, 2014

Ener-Core, Inc.

9400 Toledo Way

Irvine, California 92618

Re:	Ener-Core, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Ener-Core, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 25,719,984 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) that the Company issued in September 2014.

In connection with such registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance of the Shares.  We have also reviewed the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares when issued, were duly authorized and legally issued, fully paid, and nonassessable.

This opinion is limited solely to the federal laws of the United States and Nevada laws, and is based on these laws as in effect on the date hereof.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the registration statement.  In giving such consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the registration statement.

Very truly yours,

LKP GLOBAL LAW, LLP /S/ LKP GLOBAL LAW, LLP